Merger Synergy Restricted Stock Agreement


     This Agreement, made and entered into as of October 19, 1999, (the "Agreement") by and between CK Witco Corporation (the
"Corporation") and Name (the "Executive") of Town.

     WHEREAS, Crompton & Knowles Corporation ("C&K") and Witco
Corporation ("Witco") merged on September 1, 1999, to form the Corporation;

     WHEREAS, the merger of C&K and Witco presents an opportunity for the Corporation to realize significant cost savings through synergies resulting from the merger; and

     WHEREAS, by virtue of the Executive's position with the Corporation, the Executive can make a valuable contribution toward achievement by the Corporation of merger related cost savings, and the Corporation is offering incentives to the Executive and other senior executives of the Corporation to work to achieve $60 million in annual savings from such synergies;

NOW, THEREFORE, the Executive and the Corporation hereby agree as follows:

1.     Definitions.

     For purposes of this Agreement, the following terms shall have the following meanings:

     (a)     "Performance Period" shall mean the period September
1, 1999, to December 31, 2001.

     (b) "Synergy Cost Savings" shall mean total annual savings as follows:

          (i) Savings from headcount reductions. Payroll and benefit savings from headcount reductions will be determined by comparison to a baseline of June 30, 1999. Spending for payroll and benefits based on the employee census as of the baseline date will be annualized and compared to actual spending (adjusted to eliminate wage and benefit increases that are effective on or after January 1, 2000) for each of fiscal years 2000 and 2001.

          (ii) Savings from expense reductions. Non-capitalized expense reductions with respect to consultants, travel and entertainment, logistics, purchasing, insurance, rent, purchased supplies and services and communications will be determined by the comparison of actual annual spending for those categories of expense in each of fiscal years 2000 and 2001 to the total combined spending of Crompton & Knowles, Witco and CK Witco for the same categories of expense in 1999.

          (iii) Manufacturing savings. Manufacturing savings from consolidation and shutdown of plants and other facilities and improvements in manufacturing operations will be determined by comparison of actual spending in each of fiscal years 2000 and 2001 to a baseline of June 30, 1999.

          (iv) Interest expense and tax savings. Savings from lower interest expense for each of fiscal years 2000 and 2001 will be determined by the comparison of actual interest expense in those years to combined interest expense for Crompton & Knowles, Witco and CK Witco for 1999. Savings, if any, from a lower effective tax rate will be measured based on any improvement in the effective consolidated tax rate in years after 1999 from 39.2% (the pro forma tax rate for CK Witco as if the merger had occurred on January 1, 1999).

     KPMG LLP will report to the Organization, Compensation and Governance Committee of the Corporation's board of directors (the "Committee") on the savings achieved as of the last day of each complete fiscal year of the Corporation during the Performance Period.

     (c) "Retirement" shall mean cessation of the Executive's employment with the Corporation or a subsidiary of the Corporation occurring on or after the Executive's sixty-second
(62nd) birthday.

     (d) "Cause" shall mean (i) the Executive's willful and continued failure to substantially perform assigned duties with the Corporation or its subsidiary corporations (other than any such failure resulting from incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination for Good Reason), after a demand for substantial performance is delivered to the Executive by the Board of Directors of the Corporation by which the Executive is employed (the "Board"), specifically identifying the manner in which the Board believes that the duties have not been substantially performed, or (ii) the Executive's willful conduct which is demonstrably and materially injurious to the Corporation or any subsidiary corporation by which the Executive is employed. For purposes of this subsection 2(c), no act, or failure to act, shall be considered "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that such action or omission was in the best interest of the Corporation and the subsidiary corporation, if any, by which the Executive is employed.

     (e) "Good Reason" shall mean (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities as contemplated by any employment agreement between the Executive and the Corporation or a subsidiary of the Corporation, or any other action by the Corporation or the subsidiary corporation, if any, by which the Executive is employed which results in a diminishment in such position, authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Corporation or such subsidiary corporation promptly after receipt of notice thereof given by the Executive; (ii) any failure by the Corporation or the subsidiary corporation, if any, by which the Executive is employed to comply with any of the provisions of any employment agreement between the Executive and the Corporation or such subsidiary corporation, other than an insubstantial and inadvertent failure which is remedied by the Corporation or such subsidiary corporation promptly after receipt of notice thereof given by the Executive;
(iii) any change not concurred in by the Executive in the location of the office at which the Executive is principally based on the date hereof, except for travel reasonably required in the performance of the Executive's responsibilities and substantially consistent with prior business travel obligations of the Executive; or (iv) any purported termination by the Corporation or the subsidiary corporation, if any, by which the Executive is employed of the Executive's employment otherwise than as permitted by any employment agreement between the Executive and the Corporation or such subsidiary corporation.

     (f) "Change in Control" shall have the meaning set forth in Section 10 of the Crompton & Knowles Corporation 1998 Long
Term Incentive Plan (the "Plan").

2.     Grant.

     In accordance with the terms and conditions of the Plan and of this Agreement, the Executive is granted the opportunity to earn "Shares" shares of the common stock of the Corporation (the shares earned by the Executive, if any, hereinafter being called the "Award") during the Performance Period.


3.     Performance Objective.

     (a) An Award shall be earned upon the achievement by the Corporation during the Performance Period of $60 million in Synergy Cost Savings.

     (b) Total Synergy Cost Savings shall be determined as of the last day of each complete fiscal year of the Corporation during the Performance Period, and any Award that is earned shall vest and be paid in accordance with Section 7 hereof.

4.     Termination of Employment During Performance Period and
Prior to an Award's Having Been Earned.

     (a) If the Executive's employment with the Corporation or a subsidiary of the Corporation terminates during the Performance Period and prior to an Award's having been earned because of death, disability or Retirement, the Committee may, in its sole discretion, make a pro rata Award to the Executive.

     (b) If, following a Change in Control occurring after the date of this Agreement and prior to an Award's having been earned, the Executive's employment with the Corporation or a subsidiary of the Corporation is terminated by the Executive for Good Reason or by the Corporation by which the Executive is employed other than for Cause, the Executive shall become immediately vested in, and shall be promptly paid an Award.

     (c) In the event that the Executive's employment with the Corporation terminates during the Performance Period and prior to an Award's having been earned for any reason other than as specified in subsections 4(a) and 4(b) hereof, the Executive shall not be entitled to receive any Award for the Performance Period.

5.     Voting of Shares.

     After the date of any Award to the Executive hereunder, and prior to the transfer to the Executive of all of the shares of the Corporation comprising the Award, the Executive shall have the right to instruct the trustee of the Crompton & Knowles Corporation Long Term Incentive Plan Trust (the "Trustee") as to the voting of such number of shares of the Corporation comprising the Award as are held by the Trustee, together with any other shares held by the Trustee in any account which may be established by the Trustee on or after the date of the Award in the name of the Executive.

6.     Dividends.

     The Executive shall be paid, at the time any shares earned by him are transferred to him, such sum of money or, at the sole discretion of the Corporation, such additional shares or other property, as shall be equal to the Executive's pro rata share of the Trust earnings to the date of and attributable to such payment, but less such cash or shares, if any, as the Corporation shall in its sole discretion determine are required to be withheld to pay taxes due on the cash or shares then being transferred to the Executive. The Executive shall have the right to defer any portion of the earned Award.

7.     Vesting and Payment of Award.

     Any Award earned by the Executive hereunder shall vest in and be paid to the Executive as follows:

     (i)     if earned on or before December 31, 2000

                   33.33%     on     January 1, 2001
                   33.33%     on     January 1, 2002
                   33.33%     on     January 1, 2003

     (ii)     if earned after December 31, 2000

                   33.33%     on     January 1, 2002
                   33.33%     on     January 1, 2003
                   33.33%     on     January 1, 2004

     Notwithstanding any other provision of this Section 7, upon the termination of the Executive's employment with the Corporation on or after December 31, 2000, due to death, disability, Retirement or for any reason following a Change in Control occurring after December 31, 2000, any Award theretofore earned by the Executive hereunder shall immediately become fully vested in him, and be payable in shares, or the cash equivalent of the fair market value on the date so vested. Termination of the Executive's employment with the Corporation on or after December 31, 2000, for any reason other than those specified in the preceding sentence shall cause the forfeiture of any portion of an Award not vested prior to the date of such termination of employment.


8.     Certain Further Payments by the Company.

          In the event that any amount paid or distributed to the Executive pursuant to this Agreement (taken together with any amounts otherwise paid or distributed to the Executive in connection with a change of control referred to in Section 280G(b)(i)) are subject to an excise tax under Section 4999 of the Code or any successor or similar provision thereto (the "Excise Tax"), the Corporation shall pay to the Executive an additional amount such that, after taking into account all taxes (including federal, state, local and foreign income, excise and other taxes) incurred by the Executive on the receipt of such additional amount, the Executive is left with the same after-tax amount the Executive would have been left with had no Excise Tax been imposed.

9.     At Will Employment.

     This Agreement does not alter the "at will" nature of the Executive's employment, which employment may be terminated at any time by the Executive or the Corporation by which the Executive is employed.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                       CK Witco Corporation

                       By:
                       Its:

                       Name